Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement (No. 333–             ) on Form S-4, of Heritage Financial Corporation and to the incorporation by reference in this Registration Statement of our report dated March 14, 2013, relating to the consolidated statements of financial condition of Washington Banking Company and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the Annual Report on Form 10-K of Washington Banking Company for the year ended December 31, 2012.

/s/ Moss Adams LLP

Everett, WA

December 20, 2013